Exhibit 21

SIGNIFICANT SUBSIDIARIES OF MIAMI INTERNATIONAL HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization
Miami International Securities Exchange, LLC	Delaware
MIAX PEARL, LLC	Delaware
MIAX Emerald, LLC	Delaware
MIAX Sapphire, LLC	Delaware
Miami International Technologies, LLC	Delaware
MIAX Global, LLC	Delaware
M 9 Holdings, LLC	Delaware
ConvexityShares, LLC (51% owned by M 9 Holdings, LLC)	Delaware
MIAX Products, LLC	Illinois
MIAX Futures Holdco, LLC	Delaware
M 402 Holdings, LLC	Delaware
Minneapolis Grain Exchange, LLC	Delaware
M 7 Holdings, LLC	Delaware
LedgerX LLC d/b/a MIAX Derivatives Exchange	Delaware
Dorman Trading, LLC	Illinois
The Bermuda Stock Exchange	Bermuda
BSD Nominee Ltd.	Bermuda
MGEX Real Estate Holdings, LLC	Delaware
MIH East Holdings, Limited	England and Wales